Exhibit 99.3

SECOND AMENDMENT

TO THE

NISOURCE INC. RETIREMENT SAVINGS PLAN

Background Information

A. NiSource Inc. (“NiSource”) maintains the NiSource Inc. Retirement Savings Plan, amended and restated effective as of January 1, 2014 (the “Plan”).

B. The NiSource Benefits Committee (the “Committee”) has the power to amend and modify the Plan pursuant to Section 14.02 thereof.

C. The Committee desires to amend the Plan, as of the dates set forth herein, to incorporate provisions relating to collectively bargained employees who are Plan participants, including matching contribution and automatic enrollment provisions applicable to specified groups of employees, and to otherwise clarify Plan terms.

Plan Amendment

1. Section II.03C of Schedule II to the Plan, regarding the eligibility, participation and enrollment provisions applicable to Bay State Union Employees is hereby amended in its entirety effective as of January 1, 2016 to read as follows:

C.

Participation and Enrollment Modifications, and Application of Automatic Enrollment for Specified Employees. Notwithstanding the provisions of Section II.03B above, Bay State Union Employees shall both (i) become Participants upon their Employment Commencement Date (meaning that the 60-day Period of Service provision from Section II.03B above shall not apply) and (ii) be subject to the automatic enrollment provisions set forth in Section 2.01B of the Plan, as set forth below.

(i)	Participation. Bay State Union Employees shall become Participants upon their Employment Commencement Date as provided in the following schedule:

•	Lawrence Employees hired or rehired on or after January 1, 2008.

•	Brockton Operating Employees hired or rehired on or after January 1, 2008.

•	Brockton C/T Employees hired or rehired on or after January 1, 2008.

•	Northampton Employees hired or rehired on or after January 1, 2011.

•	Springfield C/T Employees hired or rehired on or after January 1, 2011.

•	Springfield Utility Employees hired or rehired on or after January 1, 2014.

(ii)	Automatic Enrollment. The Automatic Percentage Amount for each group of Bay State Union Employees shall be 3% of Compensation, except as provided in the schedule below:

•	The Automatic Percentage Amount for Northampton Employees hired or rehired on or after January 1, 2016 shall be 6% of Compensation.

•	The Automatic Percentage Amount for Springfield C/T Employees hired or rehired on or after January 1, 2016 shall be 6% of Compensation.

2. Section II.04A(iii) of Schedule II to the Plan, regarding the Matching Contributions applicable to Northampton Employees is hereby amended in its entirety effective as of April 1, 2015 to read as follows:

a.

In General. Effective April 1, 2015, Participants who are Northampton Employees are considered either Next Gen Employees or AB II Participants under the Bay State Union Plan and are subject to subparagraphs 1 or 2 below, as applicable.

1.

Next Gen Employees. Each Northampton Participant hired or rehired on or after January 1, 2011 is considered a Next Gen Employee. Accordingly, each such Participant shall be entitled to a Matching Contribution equal to 50% of the Pre–tax Contribution, Roth Contribution and After–tax Contribution made by or for each Participant, not to exceed 6% of the total Compensation of such Participant.

2.

Employees Considered AB II Participants. Effective April 1, 2015, all Participants who are Northampton Employees hired/rehired prior to January 1, 2011 (i.e., not Next Gen Employees) are considered AB II Participants under the Bay State Union Plan. Accordingly, in accordance with the provisions of subsection A of Schedule I, each such Participant shall be entitled to a Matching Contribution equal to 100% of the Pre–tax Contribution, Roth Contribution and After–tax Contribution made by or for each Participant, not to exceed 6% of the total Compensation of such Participant.

b.	Provisions Applicable Prior to April 1, 2015. With respect to Matching Contributions for Northampton Employees that were made prior to April 1, 2015, the following provisions applied:

1.

Hired/Rehired in 2011 or Later. As stated above, each Participant who was a Northampton Employee hired or rehired on or after January 1, 2011 was considered a Next Gen Employee and was subject to the same Matching Contribution set forth under subparagraph (iv)(a)(1) above of this Section II.04A.

2.

Hired/Rehired Before 2011. With respect to each Northampton Participant who was a FAP Participant under the Bay State Pension Plan (i.e., hired or rehired prior to January 1, 2011 and prior to the AB II conversion on April 1, 2015), the Matching Contribution shall be an amount equal to 50% of the Pre–tax Contribution and Roth Contribution made by or for each Participant, not to exceed 5% of the total Compensation of such Participant.

3. The last two sentences of Section III.03 regarding eligibility, participation and enrollment of NIPSCO Union Employees is hereby amended to read as follows, for the purposes of clarifying application to employees hired or rehired on or after the noted dates, consistent with Section 2,01B(iii) of the Plan:

The Automatic Percentage Amount for NIPSCO Union Employees hired or rehired on or after June 1, 2009 shall be 3% of Compensation. The Automatic Percentage Amount for any NIPSCO Union Employees hired or rehired on or after January 1, 2015 shall be 6% of Compensation.

4. All other provisions of the Plan shall remain unchanged.

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The Committee has caused this Second Amendment to the NiSource Inc. Retirement Savings Plan to be executed on its behalf, by one of its members duly authorized, to be effective as of such date as set forth in this amendment.

NISOURCE BENEFITS COMMITTEE

By:
Date: